Form of Broker-Dealer Contract Package as related to Phoenix Guaranteed Income Edge issued by PHL Variable Insurance

Company

Phoenix Life Insurance Company Phoenix Equity Planning Corporation

THIS CONTRACT between PHOENIX LIFE INSURANCE COMPANY, (“Company”) with Administrative Offices, at One American Row, Hartford, Connecticut; PHOENIX EQUITY PLANNING CORPORATION (“PEPCO”) with Administrative offices at One American Row, Hartford, Connecticut, 06103; (Collectively “Company”), and                                  a registered Broker/Dealer with administrative offices at                                  (“Broker/Dealer”) and, if appropriate, its duly licensed insurance affiliate(s),                                 , with administrative offices at                                  (“Affiliate”) (collectively “You” or Your) is effective the      day of              20    .

This Contract includes the following terms and conditions:

Basic Contract Provisions OL4161 02-05 Compliance and Sales Practices Provisions OL4162 04-08 Compensation Provisions OL4163 02-05 Compensation Schedules

Compensation and other provisions with respect to Phoenix Guaranteed Income Edge (Form 07GRISGA.2)

THIS CONTRACT IS EXECUTED IN DUPLICATE AT                                  the      day of              20    .

Phoenix Life Insurance Company

By:		By:
	Duly authorized		Duly Authorized

Phoenix Equity Planning Corporation

By:		By:
	Duly authorized		Duly Authorized

BASIC CONTRACT PROVISIONS

I.	INTRODUCTION AND AUTHORITY

A.	For the purposes of this Contract, the term “Sub-producers” is defined to mean those individuals who are registered through You with the National Association of Securities Dealers, Inc. (“NASD”); appropriately insurance licensed; and supervised by you.

B.	While this agreement is in force, and provided You are duly licensed and appropriately registered, You are authorized to solicit applications for the sale of the coverages and products offered by the Company in those jurisdictions where the coverages and products are qualified for sale; deliver the policies and contracts, collect and submit the first premiums to the Company; and service said business and any other business that may be assigned to You for service, subject to the terms of this Contract and regulations and procedures of the Company.

C.	Nothing contained herein is intended to create a joint partnership or joint venture. Your Sub-producers and employees are not employees of the Company. You, Your employees and Your Sub-producers are independent contractors. You shall be free to exercise Your own judgment as to the persons or entities from whom You will solicit applications and the time, place and means of performing all acts hereunder.

D.	This Contract and Your conduct hereunder are subject to such regulations and procedures as the Company has established or may hereafter establish covering the conduct of its business.

E.	You acknowledge and agree that this Contract, Your conduct and the conduct of Your employees and Sub-producers are subject to such applicable federal and state laws, statutes and any regulations or directives issued by any regulatory entity having jurisdiction over the matters covered in this Contract, including without limitation the rules and regulations of the Securities and Exchange Commission (SEC); the rules of the NASD; and the Interagency Statement on Retail Sales of Nondeposit Investment Products also known as the “Interagency Statement” as may be amended from time to time.

F.	At all times while this Contract is in force, Broker-Dealer must be a registered broker-dealer with the SEC, a member in good standing of the NASD and be registered as a broker-dealer under state law to the extent required in order to provide the services described in this Contract.

G.	At all times while this Contract is in force, Broker-Dealer, and if appropriate, Affiliate, must be duly insurance licensed in those jurisdictions where You are performing the services under this Contract

II.	CONTRACTING OF SUB-PRODUCERS

A.	All applications for the products offered under this Contract shall be solicited only by the Sub-producers representing You who: (a) have been reasonably determined by You to be persons of good character and repute; (b) have been duly licensed under the applicable state insurance and/or securities laws; (c) have been appropriately registered with the NASD to secure such applications; (d) indicate on each such application that it has been solicited on Your behalf.

B.	Before performing any services under this Contract for the Company, all such Sub-producers are to be appropriately appointed by the Company. The Company shall retain the authority not to appoint and the authority to terminate or cancel any appointment of any Sub-producer. Any Sub-producer whose appointment has been terminated or canceled by the Company shall not perform any duties for You that involve Phoenix products or policy or account holders.

C.	You will also cause and require all employees or Sub-producers associated with You to become familiar and comply with the terms of this Contract and all compliance and/or market conduct directives, manuals, guidelines that may be issued from time to time by the Company.

D.	Subject only to paragraphs A. B. and C. above, You shall have the sole discretion in determining who among Your employees and Sub-producers shall perform the functions required of You.

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III.	LIMITATIONS ON AUTHORITY

A.	You shall not assign Your rights under this Contract; make, alter or discharge any insurance policies or annuity contracts for the Company; waive forfeitures or any Company requirements; grant permits, name special rates; guarantee dividends; or bind the Company in any way.

B.	No circular; advertisement; materials to be used in any sales presentation; brochures; form letters; or any similar sales materials for the sale of Company products shall be printed, published, or used in any way by You unless it shall first have been approved in writing by the Company, and if appropriate, by the NASD or the SEC.

C.	You shall not make any oral or written statements concerning the products offered under this Contract which may misrepresent any statements that are contained in the current prospectuses or sales literature approved by the Company.

D.	Only illustrations or proposals produced by the use of the Company’s approved illustration process or software may be used in connection with any sales presentation.

IV.	COMPANY PROPERTY

All printed matter, policyholder or account holder and premium information and records, proposal software, or any other supplies and equipment furnished by the Company to You in connection with the sale and solicitation of the products covered by this Contract, are the property of the Company and must be returned upon termination of this Contract. You will assist the Company, if necessary, in the distribution and retrieval, from any employees or Sub-producers of these materials at the Company’s request. You are responsible for any misuses thereof of such property. All not taken policies, delivery receipts, initial premium receipts, temporary insurance receipts and any other receipts, polices, contracts or forms shall be returned to the Company on demand.

You will not disclose to any person, firm, or corporation, or utilize or reproduce for Your own use, any proprietary information concerning the business of the Company which You may have acquired in the course of, or as an incident to, its services under this Contract. Proprietary information shall include, but not be limited to, proposal formats, underwriting rules, product specifications and contract language, marketing information and materials, administrative procedures, computer systems and software, sales data, customer lists, financial plans, investment strategies, policyholder and insured data, and Company data on agencies and distribution systems. The following shall not be considered proprietary information for the purposes of this provision: (a) information publicly available or generally known within the life insurance industry; and (b) information obtained from other sources not under a duty of confidentiality to the Company with respect to such information.

You acknowledge and agree that the Company, either in its own right or through one or more subsidiaries and/or affiliates, is the sole owner of the names, logos, symbols, trademarks, service marks, trade names or other means of identification (collectively, “Phoenix Marks”) now, heretofore or hereafter used by the Company, its subsidiaries and affiliates, whether or not such subsidiaries or affiliates are wholly owned. You agree not to use any Phoenix Marks or variation thereof, including, without limitation, “Phoenix Life Insurance Company” and “Phoenix” except as expressly authorized by Phoenix. Any use by You of Phoenix Marks shall be pursuant to this non-exclusive license, shall inure to the benefit of the Company and is subject to the right of the Company to approve or disapprove any such use, or withdraw any previous approval, in the Company’s sole discretion. You agree not to raise or cause to be raised during the term of this Agreement or after its termination, on any grounds whatsoever, any questions concerning or challenges to the ownership by the Company of the Phoenix Marks or the validity or registrability of the Phoenix Marks. You also agree that you shall cease all use of the Phoenix Marks in the event this Contract is terminated on any grounds whatsoever. This provision shall survive the termination of this Contract.

V.	MAINTAINING PRIVACY OF NON-PUBLIC PERSONAL INFORMATION

A.	Definition: The term Non-Public Personal Information (“NPPI”) means a customer or client’s private information as defined under either federal or state law or regulation. At a minimum, NPPI includes a customer’s name, telephone or facsimile number, social security number, net worth, other financial information, any medical information and the fact that the customer has purchased a product or service from Phoenix. NPPI includes any such information obtained by You whether You obtain it in connection with an application for, or servicing of, a Phoenix product or service or otherwise.

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B.	Obligations: You are obligated to maintain the confidentiality of any NPPI that You obtain in connection with the sale and servicing of Company products under this Contract. You will not divulge or release any NPPI in any manner except as permitted by law, or authorized in writing by the owner of such NPPI. You will use such information only to the extent required in connection with the sale and servicing of this business and will not otherwise share it with any other person or organization. You further agree to maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of any such NPPI and take necessary measures to ensure Your employees and subcontractors abide by the terms of this Contract. In the event that you share NPPI with an entity assisting You in performing services under this Contract, you must have an agreement with such entity which includes a confidentiality provision prohibiting disclosure or use of NPPI other than to carry out the purposes for which the information was provided.

C.	Multiple relationship circumstances: Where You acquire NPPI that will be used in connection either with another company’s product, or in circumstances where it will be used with a Company product or service in combination with other products or services (including any such services which may be solicited by You) then You must comply with the privacy requirements of all such organizations.

VI.	INDEBTEDNESS/INDEMNIFICATION

A.	You agree to indemnify the Company for any indebtedness or obligations created by You or Your employees or Sub-producers, whether arising out of this Contract or otherwise. You also agree to indemnify the Company for all losses, expenses incurred or moneys paid, costs and liabilities by the Company to any persons or entities as the result of the misrepresentations, negligence or unauthorized acts by You, Your employees or Sub-producers associated with You arising out of the operation of this Contract or its breach.

B.	The Company, in addition to the rights available under the law to recover any funds due it, may set off such obligation or indebtedness from any compensation payable under this Contract or any other Contract that You may have with the Company or with any affiliate or subsidiary of the Company. In addition You agree to reimburse the Company for any reasonable attorney’s fees, expenses or collection costs incurred in the enforcement of this provision.

C.	The Company agrees to indemnify You from all losses, expenses, costs, damages, liabilities and penalties resulting from any negligent acts, misrepresentations or unauthorized acts of any employees, officers, or directors of the Company arising out of the operation of this Agreement. In addition, the Company agrees to reimburse You for any reasonable attorney’s fees, expenses or collection costs incurred in the enforcement of this provision.

The terms of this provision shall not be impaired by termination of this Contract.

VII.	COLLECTION OF MONEYS - ACCOUNTING

You shall not accept cash currency or cash equivalents for or on behalf of the Company. All funds received or collected by You, Your employees or Sub-producers for or on behalf of the Company, shall be held in trust and shall not be used for any personal use or other purposes whatsoever, but shall be immediately paid and delivered to the Company. You shall make such accounting as the Company may require for all funds, checks, money orders, drafts, policies, contracts, receipts and other valuable papers received in connection with the business of the Company. You shall indemnify the Company for any losses resulting from receipt of money paid in connection with such insurance or annuity application or policy or receipts.

VIII.	ASSIGNMENTS

You shall not assign compensation payable hereunder.

IX.	MODIFICATION OF CONTRACT

This entire Contract, including any compensation and expense allowance payment schedules may be modified, in whole or in part, from time to time through standard Company communication procedures. Standard Company communication procedures may include mailing such changes to You or posting such changes on the Company’s

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website. Your first submission of an application after the Company has sent notice of any such modification shall constitute Your acceptance of such modification. Any modifications of the Contract made after the date on the forms contained in Your Contract shall govern. Such modifications are also available for inspection at the Company’s sales offices or at the Home Office of the Company. Neither this Contract nor any modification shall be binding on the Company unless approved in writing by an executive officer of the Company.

X.	PRIOR CONTRACTS

This Contract replaces any previous Contract with the Company and constitutes the entire agreement between You and the Company. Any obligation to the Company incurred by You under a prior Contract shall continue to exist subject to the terms of such prior Contract.

XI.	OBLIGATIONS

You acknowledge that the Company relies upon You, Your employees and Sub-producers for a careful and frank presentation of the facts necessary for the proper underwriting, suitability and acceptance of the requested insurance and annuity coverages. You, Your employees and Sub-producers shall give complete and accurate answers in the application and associated forms. You shall promptly transmit to the Company any and all information that will enable the Company to determine if the Company should issue the insurance or annuity applied for and upon what terms and rates. You shall not accept any payment unless the applicant is at time of delivery in good health and in insurable and suitable condition as originally represented to us by the applicant to the best of Your knowledge and belief.

XII.	BONDS/ERRORS AND OMISSIONS COVERAGE

The Company, at its option, or regulatory authorities, may require that You be bonded. Failure by You to be accepted for such bond or subsequent cancellation of the same shall terminate this Contract. The Company, at its option, may also require that You obtain and maintain errors and omissions professional liability coverage in such an amount and in such forms as advised by the Company. Copies of said coverages together with evidence of payment of any premiums or cost shall be provided to the Company upon its request. Failure to provide evidence of such coverage or subsequent cancellation of the same shall terminate this Contract.

XIII.	PRESERVATION OF BUSINESS

A.	For a period of two (2) years following the termination of this Contract for any reason, You shall not directly or indirectly contact any policy, account or annuity holder of the Company, for the purpose of inducing or attempting to induce such a policy, account or annuity holder to surrender, cancel, lapse, or fail to renew such policy or policies, accounts or annuities with the Company.

B.

Violation of this provision may be enjoined by any action seeking legal or equitable remedies available to the Company, including an injunction. In addition, the Company shall be entitled to recover from You all costs and expenses including but not limited to all attorney fees incurred in connection with the enforcement of this provision.

XIV.	PERSISTENCY AND PRODUCTION REQUIREMENTS

The Company may from time to time establish minimum persistency and production requirements in order for You to continue this contractual relationship with the Company and in order to receive certain compensation levels as specified in this Contract. Your failure to meet such requirements may terminate this Contract.

XV.	DUTIES UPON TERMINATION

Upon termination, You are under an absolute duty to return to the Company all Company property as set forth in this Contract. You further acknowledge that You may not resist or impede in any manner the Company’s access to its policy, account or annuity holders. You further agree to immediately cease and desist from exercising any and all rights herein or hereafter granted to You by the Company, including, without limitation, any right to use a Phoenix Mark(s).

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XVI.	TERMINATION

This Contract, and the agency created hereunder, shall terminate on the occurrence of any of the following events and upon such termination all compensation shall cease, except as expressly provided herein:

A.	Upon written notice of termination by You or the Company, with or without cause, either delivered personally or mailed to the last known address of the other party at least twenty (20) days prior to the date fixed therein for such termination, unless an earlier date of termination satisfactory to both parties is specified, in which event such earlier date shall control.

B.	Immediately if You withhold, convert, or misappropriate any moneys, policies, receipts or property belonging to the Company, its affiliates or subsidiaries or policy, account or annuity holder; or breach any of the terms of this Contract; violate any Company regulations or procedures.

C.	Immediately upon the entry, involvement, or participation in any business activity by You which is in conflict with the interest of the Company as determined solely by the Company.

D.	If You fail to meet any minimum persistency or production requirements that may be established by the Company.

E.	Immediately if You fail to obtain or maintain any required bond or errors and omissions coverages that may be required by the Company.

F.	Immediately if You are a partnership, corporation, or limited liability corporation and there is a sale, merger, dissolution, bankruptcy or other transfer of the assets of said corporation, partnership or entity.

G.	Immediately if You fail to promptly report any investigation commenced by any regulatory authorities relating to Your marketing and sales practices or fail to cooperate with the Company in the investigation of any complaint or grievance brought against You

H.	Immediately if You cease to be validly licensed as an insurance agent or producer

I.	Immediately if You cease to be registered as a Broker-Dealer with the NASD.

J.	Upon termination of any contractual relationship You may have with any affiliate, subsidiary or the parent of the Company

XVII.	MISCELLANEOUS PROVISIONS

A.	The headings to the paragraphs in this Contract are only inserted as a guide to assist in the location of said paragraphs. They are not to be construed as any indication of the meaning or content of the respective paragraphs.

B.	The failure of the Company to enforce any provision of this Contract shall not constitute a waiver by the Company of any such provision. The past waiver of a provision by the Company shall not constitute a course of conduct or a waiver in the future of that same provision.

C.	All rights, powers, and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and are intended to be limited to the extent necessary so that they will not render this Contract invalid, illegal, or unenforceable. If any term of this Contract shall be held to be invalid, illegal, or unenforceable, the validity of other terms of this Contract shall in no way be affected thereby.

D.	You shall provide the current names, addresses and contact information to whom all correspondence, notices, etc under the Contract are to be sent.

COMPLIANCE AND SALES PRACTICES PROVISIONS

I.	GENERAL

A.	You will train and supervise your employees and Sub-producers to ensure that You, Your employees and Sub-producers will make recommendations based upon reasonable grounds, that the products being solicited are suitable and consistent with the applicants’ insurance needs and financial objectives. The determinations of suitability will include but not be limited to a reasonable inquiry, which is documented in writing on Your records, as to the applicants’:

insurance needs

investment objectives

financial situation

risk propensity

investment timeline

tax status

personal desires and needs.

B.	The foregoing is not intended to replace or supersede any applicable insurance or securities suitability standards as may otherwise be applicable.

II	SUITABILITY/INSURABLE INTEREST

A.	You shall insure that each sale of Phoenix Products covered by this Agreement which is proposed or made directly by You is appropriate for and suitable to the needs of the insured and the person or entity to whom You made the sale, at the time the sale is made, and suitable in accordance with Applicable Law governing suitability of insurance products. You will make best efforts to ensure that each Subproducer/Employee is aware of his or her obligation that each sale of Phoenix products covered by this Agreement, which is proposed or made by a Subproducer/Employee, is appropriate for and suitable to the needs of the insured and the person or entity to whom the Subproducer/Employee made the sale, at the time the sale is made, and suitable in accordance with Applicable Law governing suitability of insurance products. Prior to presentation of an application for Phoenix products to an individual, You shall deliver and will make best efforts to ensure You deliver to the applicant any and all notices or other written documents required, either by Applicable Law or by Phoenix, for delivery at or prior to the time of application, including, without limitation, any legally and Phoenix required suitability forms and any legally-required shoppers’ or buyers’ guide. The knowledge of or consent to the sale by the insured or the person or entity to whom the Subproducer/Employee made the sale is not evidence of suitability.

B.	You shall not, and will make best efforts to ensure that each Subproducer/Employee is aware of his or her obligation to not, directly or indirectly participate in a practice or plan to initiate a life insurance policy for the ultimate benefit of a third party who, at the time the life insurance policy is originated, has no insurable interest in the insured, the insured’s consent to or knowledge of the insurance coverage notwithstanding.

III	SUPERVISION

A.	You agree that all of Your employees and Sub-producers are subject to Your control with respect to such persons’ activities in connection with the sale of the Company’s products.

B.	You agree to establish such rules and procedures as are necessary to insure compliance with applicable federal and state securities laws and applicable state insurance laws.

C.	You agree that all solicitations for the Company’s products will be preceded or accompanied by the appropriate current prospectus for such products as appropriate.

IV	REBATING AND DISCRIMINATORY TREATMENT

You will not directly or indirectly participate in any arrangement, plan or scheme that involves rebating of any compensation; the providing of any special benefit; or the giving of any other advantage to an insured, annuitant or owner of an insurance policy or annuity contract that is not made available to all individuals or entities.

V	APPLICATION PROCEDURES

You shall have all applications and related documents for the products offered under this Contract accurately completed and signed by the applicants and properly witnessed. You shall promptly submit the applications and related documents to the Company directly or through the Broker-Dealer, if appropriate, together with all payments received from the applicants, without any deductions. You shall not accept any cash currency or cash equivalents for or on behalf of the Company. You shall cause all checks or money orders to be made payable to “Phoenix Life Insurance Company” and cause all payments collected for the Company to be held in trust and immediately delivered to the Company. You shall also comply with any other application procedures that may be established from time to time by the Company.

VI	COMPLAINT OR GRIEVANCE HANDLING

Upon receipt of any written or oral complaint or grievance from an annuitant, insured or owner of an insurance policy or annuity contract of the Company, You will immediately forward the Policyholder Service Center of the Company a copy of the complaint or grievance. You agree that You will fully cooperate with the Company in its investigation of the matter. This cooperation shall include, but not be limited to, responding to any requests for information, providing any needed statements and supplying copies of Your file on the matter that is the subject of the complaint or grievance. You have no authority to settle or resolve the complaint or grievance involving a product issued by the Company without the Company’s prior written consent. The Company agrees that it will advise You of any complaint or grievance it receives that involves Your employees or Sub-producers.

VII	CONTINUING DUTY TO REPORT AND DISCLOSE

At the time of Your contracting with the Company, You provided certain information concerning You and Your employees or Sub-producers’ background and suitability to be contracted and appointed to represent the Company. You will promptly notify the Distribution Administration Department of the Company if there is any change in such information previously submitted.

VIII	NOTIFICATION OF ANY INVESTIGATION OR LITIGATION

You will promptly notify the General Counsel of the Company of any investigations commenced by any regulatory authorities relating to any aspect of Your marketing and sales practices, or that of Your employees or Sub-producers, which involve the life insurance or annuity products issued by the Company. You further agree to promptly notify the General Counsel of any pending or threatened litigation that relates to Your sales practices, or that of Your employees or Sub-producers involving the sales of any of the life insurance or annuity products issued by the Company.

IX	REPLACEMENTS

A.	In most instances, a replacement is not to the advantage of the policy or annuity holder because of:

increased premiums for a new policy issued at an older age,

duplication of acquisition costs,

loss of privileges and options under old policies or annuities, which in some instances are not available to the new ones, and the introduction of new suicide and incontestability clauses.

B.	There are few instances where replacement of insurance or annuities issued by the Company will be advisable and in the best interest of the policyholder. If any replacement does occur, You shall maintain files and records demonstrating to the Company’s satisfaction that the replacement is in the best interest of the policyholder.

C.	The Company does not sanction the practice of seeking replacements or utilizing cash values of existing policies or annuities, which in most cases leads to ultimate surrender or lapse, as methods of promoting the sale of new insurance. Any pattern of such activities on Your part, as determined by the Company, shall be the basis for immediate termination of this Contract.

D.	If You improperly induce policy, account or annuity holders of the Company to replace insurance or annuities in force in the Company with any insurance or annuities issued by this or another Company, then in addition to any specific rights found elsewhere in this entire Contract all Your rights to any compensation payable under the terms of this Contract or any other Contract with the Company shall immediately cease.

X	DELIVERY OF POLICIES/CONTRACTS

You agree to promptly deliver all issued insurance policies and annuity contracts in accordance with Company rules.

XI	RECORD KEEPING

You agree to maintain all books and records as are required by applicable laws and regulations in the solicitation, sale, and servicing of the Company’s products. You agree to allow the Company access to such books and records upon reasonable prior notice.

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XII	ANTI-MONEY LAUNDERING

You and the Company agree to comply with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 1002, Title III of the USA Patriot Act, and related SEC and NASD rules. Further, You agree to comply with the economic sanctions program administered by the U.S. Treasury’s office of Foreign Assets Control.

XIII	CLIENT-SHAREHOLDER ADMINISTRATION

As used herein, “Client-shareholders” shall mean Your clients or other beneficial owner or, if applicable, the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner, who maintain an interest in any of the Company’s products that participate in the complex of mutual funds administered and distributed by the Company or any of its affiliates or subsidiaries (the “Funds”). Client-shareholders shall include a beneficial owner or, if applicable, the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner.

A.	Shareholder Information

Agreement to Provide Information. You agree to provide the Company, upon written request, the taxpayer information number (“TIN”), if known, of any or all of Your Client-Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Client-Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of any of the Funds during the period covered by the request.

Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Company may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Company for the purposes of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds. If requested by the Company, You agree to provide the information specified in 1.1 for each trading day.

Form and Timing of Response. You agree to transmit the requested information that is on Your books and records to the Company or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If the requested information is not on Your books and records, You agree to use reasonable efforts to: (i) promptly obtain and transmit the requested information; (ii) obtain assurances from the accountholder that the requested information will be provided directly to the Company promptly; or (iii) if directed by the Company, block further purchases of shares of the Funds from such accountholder. In such instance, You agree to inform the Company whether it plans to perform (i), (ii) or (iii). Responses required by this paragraph must be communicated in writing and in format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Company should be consistent with the NSCC Standardized Data Reporting Format.

Limitations on Use of Information. The Company agrees not to use the information received for marketing or any other similar purpose without Your prior written consent.

B.	Agreement to Restrict Trading

You agree to execute written instructions from the Company to restrict or prohibit further purchases or exchanges of shares of the Funds by a Client-Shareholder that has been identified by the Company as having engaged in transactions of the Funds’ shares (directly or indirectly through Your account) that violate policies established by the Funds or the Company for the purposes of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include any equivalent identifying number of the Client-Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

Timing of Response. You agree to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions.

Confirmation by Intermediary. You must provide written confirmation to the Company that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

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COMPENSATION

PROVISIONS            I

COMPENSATION

The Company will pay to You commissions on any insurance policy and annuity contract for which You have secured the application and performed such other duties as may be necessary to place the policy or annuity in force and have complied with the Company’s rules and procedures concerning the delivery of the policy or annuity. These commissions shall be as provided in this Contract and in accordance with the commission schedule in force at the time the policy or annuity is issued.

II.	PAYMENT OF VARIABLE PRODUCT COMPENSATION

If Broker-Dealer and Affiliate have entered into agreements to comply with the terms and conditions of certain “No-Action” letters issued by the SEC including the so-called “Howard Bank No-Action Letter” all compensation due under this Contract shall be paid to Affiliate.

III.	PREMIUM AND COMMISSION REGULATIONS

First year premiums are those paid for the first policy year. Renewal premiums are those paid for each subsequent policy year, referred to herein as a renewal year. First year commissions are those payable on first year premiums. Renewal commissions are those payable on renewal premiums. Commissions will be payable on interim premiums, extra premiums, or waived premiums as provided by the rules of the Company as then in force.

For the purpose of this Contract, a premium shall be regarded as paid in the calendar year in which it is entered as paid in the accounting records of the Company in its Home Office.

IV.	FIRST YEAR COMMISSIONS

First year commissions on policies will be paid in accordance with such schedule on first year premiums paid on business produced by You as described above and herein.

V.	RENEWAL COMMISSIONS

Renewal commissions will be paid on renewal premiums of such business according to the schedule in force at the time of the payment of first year premium, and, except as specifically stated herein, shall be governed by the rules of the Company as then in force.

VI.	VESTED RENEWAL COMMISSIONS

Commissions that are vested, if any, will be paid to You whether or not this Contract has been terminated at the time the premium is paid on which the commission is based. The vested commission payable on any product is determined from the commission schedule in force at the time the first year premium payment was made.

VII.	JOINT SUBMISSION

If business is submitted jointly by more than one Sub-producer, subject to the approval of the Company, the division of commissions will be proportionate, or in accordance with directions in the application submitted.

VIII.	REPLACEMENT, REWRITE or TERMINATION OF POLICIES

A.	Replacement

When an insurance policy or annuity contract is issued to take the place of another insurance policy or annuity contract in the Company, the commission on the new insurance policy or annuity contract, if allowed, shall be governed by the rules of the Company as then in force.

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B.	Refund of Premium

Should the Company for any reason refund any premium, including but not limited to, the refund of any premiums under any Free Look Provision on any insurance policy or annuity contract sold by You, You shall repay on demand any commissions or any other compensation received for such sale. You shall also refund immediately any advanced commissions or other compensation that becomes unearned because of non-payment of premiums for an insurance policy or annuity contract.

C.	Reduction or Modification

If, before the end of the fifth policy year, the policy is reduced in amount or is divided into two or more policies or annuities, compensation will be recalculated as if the policy(ies) or annuity(ies) had been issued with the reduced face amount and any first year, renewal or other compensation actually paid in excess of the recalculated sum will be returned to the Company.

D.	Termination under Policy Provision or Rider

If a policy or annuity sold by You is lapsed, surrendered, canceled or otherwise terminated by the policyholder by exercising a right given the policyholder by the terms of any policy provision or rider to the policy, all compensation paid on the policy shall be returned to the Company.

E.	Surrender, Death or Termination in the First Year of Annuity Contracts

If during the first policy year, an annuity contract is terminated by reason of death, free look or total surrender, all compensation paid on the annuity contract shall be returned to the Company.

If during the first policy year of an annuity contract there is a partial surrender in excess of any penalty free surrender amount; the compensation on that excess amount shall be returned to the Company.

This provision shall not be impaired by the termination of this Contract.

IX.	EXPENSE ALLOWANCE PROVISIONS

In addition to any commissions that may be payable to You under the terms of the Contract, the Company may provide You an allowance to offset expenses You have incurred in soliciting and placing insurance policies with the Company.

A.	The Company agrees, subject to limitations and conditions herein described and to the extent permitted by appropriate regulatory authorities, to make periodic Expense Allowance Payment to You. The Expense Allowance Payment for each policy shall be made in accordance with the appropriate Expense Allowance Schedule in effect at the time the premium is reported as paid in the accounting records of the Company.

B.	To be eligible to receive Expense Allowance Payments in any calendar year, You must meet the requirements set forth in the Expense Allowance Schedule applicable to You.

C.	Expense Allowance Payments are not to be used to effect compensation or allowances in excess of the limits permitted by any law or regulation. In the event the Company determines that a payment or payments is, or was, in excess of those limitations, You agree to refund such amounts upon demand of the Company.

D.	In the event the Company makes Expense Allowance Payments to which You are not entitled under the terms of this Contract and Schedule attached hereto, You agree to refund any amounts due the Company promptly upon demand by the Company. The Company shall have the right to set off amounts due You under this Agreement against any amounts You owe the Company, its affiliates and/or subsidiaries. The terms of this provision shall not be impaired by termination of this Agreement.

OL4163	2-05

X.	REGULATORY COMPLIANCE

If any compensation provision of this Contract is disapproved by, or found to be in conflict with, any regulatory authority, this Contract may be modified as necessary to be acceptable to such regulators. The effective date of such modification may be retroactive to the date of this Contract or such other date that may be required by such regulators. You agree to promptly refund upon demand any compensation paid in excess of any amount approved by said regulatory authority.

XI.	COMPENSATION STATEMENTS/ADMITTED ACCOUNTS

The Company shall make available to you either by mail or by posting on its website, at its discretion, Your periodic compensation statement. You agree to examine such statements immediately and to notify the Company at once in writing of any difference between such statements and Your own records. If you fail to notify the Company within thirty (30) days of any differences between the Company’s record and Your records, it shall be an admission of the correctness of such statement.

XII.	ELECTRONIC FUND TRANSFER

You agree to execute the necessary forms and documents to allow for the payment of any compensation to You through the use of electronic fund transfers or similar means or processes.

PHL Variable Insurance Company Phoenix Equity Planning Corporation

THIS CONTRACT between PHL VARIABLE LIFE INSURANCE COMPANY with Administrative Offices, at One American Row, Hartford, Connecticut; PHOENIX EQUITY PLANNING CORPORATION (“PEPCO”) with Administrative offices at One American Row, Hartford, Connecticut, 06103; (Collectively “Company”), and                                  a registered Broker/Dealer with administrative offices at                                  (“Broker/Dealer”‘) and, if appropriate, its duly licensed insurance affiliate(s),                                 , with administrative offices at                                  (“Affiliate”) (collectively “You” or Your) is effective the      day of              20    .

The sale and solicitation of products offered by Company and the payment of compensation for such sales is to be governed by the terms and conditions of the Agreement between Phoenix Life Insurance Company, Phoenix Equity Planning Corporation and                                  and                                  with an effective date of             , 20     as may be amended from time to time.

THIS CONTRACT IS EXECUTED IN DUPLICATE AT                                  the      day of              20    .

PHL Variable Insurance Company

By:		By:
	Duly authorized		Duly Authorized

Phoenix Equity Planning Corporation

By:		By:
	Duly authorized		Duly Authorized

PHL Variable Insurance Company Compensation Schedule

This Compensation Schedule and Footnotes form a part of the Contract and is subject to all terms and conditions thereof. The commission schedule may be modified in whole or in part from time to time through standard Company communication procedures and such modification shall have the same force and effect as if this Schedule had been physically amended.

PHL Variable Insurance Company

Your signature is acknowledgement of receipt and understanding of the compensation payments outlined in this Schedule.

Contingent Annuities	Compensation Amount and Special Terms

Phoenix Guaranteed Income EdgeSM (Form 07GRISGA.2)	There is no compensation of any kind to be paid under this Agreement for retail sales of this product.
The parties agree and acknowledge that Broker/Dealer has obligations under FINRA Rules 2730, 2740, 2420 and 2750, or their successor rules, to the extent applicable to the Phoenix Guaranteed Income EdgeSM.

Name

	Signature	Date

PHL Variable Insurance Company

By:
Date